Exhibit 16.1

June 3, 2005

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:    Phage Genomics, Inc.

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated May 18, 2005, captioned "Changes in Registrant’s Certifying Accountant" filed with the Securities and Exchange Commission on May 19, 2005, as amended May 23, 2005 and June 3, 2005, and that we agree with the statements made therein as they relate to Manning Elliott. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Kyle L. Tingle, CPA, LLC or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

/s/ “Manning Elliott”

MANNING ELLIOTT

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 3, 2005